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On February 1, 2022, Griffon Corporation (“Griffon”) held a conference call to discuss Griffon’s financial results for the first quarter of fiscal 2022 ended December 31, 2021. A copy of Griffon’s script for the conference call appears below.

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Welcome to Griffon Corporation’s first quarter fiscal 2022 financial results conference call. At this time, all participants are in a listen-only mode. A question-and-answer session will follow the formal presentation. As a reminder this conference call is being recorded. It is now my pleasure to introduce your host, Brian Harris, Griffon’s Chief Financial Officer.

Mr. Harris, you may begin.

Mr. Harris:

Thank you, Operator—NAME.

Good morning, everyone. With me on the call is Ron Kramer, our Chairman and Chief Executive Officer.

Our call is being recorded and will be available for playback, the details of which are in our press release issued earlier today.

As in the past, our comments will include forward-looking statements about the Company’s performance based on our views of Griffon’s businesses and the environments in which they operate. Such statements are subject to inherent risks and uncertainties that can change as the world changes. Please see the cautionary statements in today’s press release and in our various Securities and Exchange Commission filings.

Finally, some of today’s remarks will adjust for those items that affect comparability between reporting periods. These items are explained in our non-GAAP reconciliations included in our press release.

Now, I’ll turn the call over to Ron…

Mr. Kramer:

Thanks, and good morning, everyone.

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We are very pleased with our results to start fiscal 2022. Griffon first quarter revenue increased 9% over the prior year, as we saw sustained demand across our consumer product categories, a robust housing and commercial construction market, and healthy repair and remodel activity. Despite the challenging macroeconomic backdrop, consumer demand and homeowner activity continue to be strong.

Our adjusted EBITDA trailed the prior year by 13% but, as we indicated on our fourth quarter call, we expected margin compression in our first quarter as we continued to work with customers and suppliers to normalize price to cost parity across our businesses. I am pleased to say that we made good progress with this initiative in the first quarter, and we are on track to reach our target of achieving price to cost parity by the end of our second quarter.

Last week, we announced the exciting news that we closed on our acquisition of the Hunter Fan Company, the leading residential ceiling fan brand in the United States. Hunter is an icon in the marketplace, with a 135-year heritage and a well-earned reputation for innovation, superior quality, and craftsmanship.

Hunter is a fantastic addition to our Consumer and Professional Products segment. The strong alignment of the two businesses will strengthen our relationships with our key retailers, expand our product offerings, provide compelling opportunities for outsized growth, augment our global sourcing model, and will accelerate the sales of our products through e-commerce channels. The Hunter team will also now be able to leverage the broad infrastructure of the CPP segment and will realize benefits from our AMES strategic initiative.

To finance this acquisition, we wanted the flexibility to rapidly reduce our leverage with low-cost interest, so we chose a Term Loan B facility to finance our acquisition of Hunter.

We saw extraordinarily high demand when marketing this Term Loan B facility, as lenders recognized the strength of the Hunter business and the compelling strategic alignment of Hunter with Griffon. Because of this extraordinarily strong demand, we were able to upsize the amount of our Term Loan B facility by $50 million to $800 million, while simultaneously achieving favorable interest rates.

Let me shift back to the segments and provide some additional commentary regarding the performance of our two segments as well as Telephonics.

In Consumer and Professional Products, we saw continued strength in retail demand across all geographies. Volume was up in all of our international markets but was down in the U.S. due to the ongoing labor, transportation, and global supply chain disruptions. Pricing was stronger, reflecting the ongoing actions we have been taking across the segment’s products, and we also saw favorable product mix.

EBITDA at CPP reflected the margin compression we expected as pricing and other actions were being taken to catch up with increased costs. Some pricing actions materialized earlier than expected and this, along with increased international volume, helped offset some of these effects.

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We have continued to make steady progress with our AMES strategic initiative and remain on track in terms of the timing and expected benefits. As part of this initiative, we recently announced that AMES will be closing its manufacturing facility located in Reynosa, Mexico and distribution center in Pharr, Texas. These operations will be consolidated into other AMES facilities in the U.S. and are expected to be completed the end of our fiscal third quarter.

Further, Hunter will benefit from the AMES initiative including from our investments in east and west coast e-commerce fulfillment facilities, as well as our business intelligence and enterprise systems. We also look forward to leveraging our international footprint to further distribute Hunter fans.

Home and Building Products – or HBP – had another strong quarter, as the commercial door business, and in particular our rolling steel product offerings, continued to see increased volume and strong pricing. On the residential side, order activity continues to be strong, but labor and supply chain challenges continue to generate production headwinds, resulting in lower sales volume and a high level of order backlog.

The combination of strong price and strong product mix driven by commercial sales resulted in HBP sales increasing 23% over the prior year first quarter. Backlog in the business continues to be significantly higher than what we would consider to be normal levels.

Adjusted EBITDA at HBP exceeded the prior year by 16%, driven by increased revenue which was offset by substantial increases in material costs. We expect the pricing actions underway will allow HBP to reach price cost parity by the end of our fiscal second quarter.

Turning to Telephonics, on September 27th we announced the exploration of strategic alternatives for this business and are now treating the business as a discontinued operation in our reported results. The sale process, led by Lazard, is ongoing and we expect to have more to report by the end of March.

Telephonics revenue, excluding SEG which was sold in December 2020, in the first quarter decreased by 12% year over year, driven by the timing of work on certain Surveillance Systems programs, as well as the recognition of a legal settlement in the prior year quarter that benefitted revenue. EBITDA decreased in the quarter due to the lower revenue, however margins were consistent due to better program performance.

We expect increased sales and profit, including strong margin improvement, as the company progresses through fiscal 2022.

Before turning the call over to Brian for financial details and our guidance update, let me provide a few comments about our balance sheet and dividends.

As of the end of December 2021, Griffon leverage was 3.3 times, and does not include the expected benefit from the Telephonics sale or the purchase of Hunter Fan. This increased leverage from year end is in line with our seasonal cash usage and working capital build. As in the past, the second half of our year will see

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strong free cash flow generation and with it a reduction in our leverage. Our continued strong free cash flow generation combined with our focus on de-leveraging the business over the past 3+ years, directly resulted in our strong balance sheet which positioned us to pursue the Hunter acquisition with high confidence and strong investor support.

Finally, yesterday, our board authorized an $0.09 per share dividend payable on March 23, 2022, to shareholders of record on February 23, 2022. This marks the 42nd consecutive quarterly dividend to shareholders, which has grown at an annualized compound rate of 17% since our dividend program was started.

Now, let me pass it over to Brian to provide more financial detail and our full year guidance update. Brian?

Mr: Harris:

Thank you, Ron. I’ll start by highlighting our first quarter consolidated performance on a continuing basis. Revenue increased by 9% to $592 million. Adjusted EBITDA decreased 13% to $60 million, with the related margin decreasing 250 basis points to 10.1% reflecting the margin compression from increased costs Ron reference a few moments ago.

Gross profit on a GAAP basis for the quarter was $166 million, increasing 1% compared to the prior year first quarter with gross margin decreasing 230 basis points to 28.1%.

First quarter GAAP selling, general and administrative expenses were $127 million, compared to $112 million in the prior year quarter. Excluding items that impact comparability selling general and administrative expenses were $121 million or 20.5% of revenue compared to $109 million or 20.2% in the prior year quarter with the increased dollars primarily driven by distribution, transportation, and labor costs.

First quarter GAAP income from continuing operations, was $17 million or $0.31 per share, compared to the prior year period of $25 million or $0.48 per share. Excluding items that affect comparability from both periods, current quarter adjusted income from continuing operations was $21 million or $0.39 per share compared to the prior year of $27 million or $0.50 per share.

Corporate and unallocated expenses excluding depreciation were $13 million in the quarter in line with the prior year quarter.

Our first quarter effective tax rate, excluding items that affect comparability, was 31.5%, compared to 33.7% in the prior year quarter.

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Capital spending was $11 million in the first quarter, compared to $9 million in the prior year quarter. Depreciation and amortization totaled $13.1 million, compared to $12.6 million in the prior year quarter.

The AMES initiative continues to be on plan and we continue to expect the business to improve to a 12% plus EBITDA margin, excluding the impact of Hunter, as the initiative concludes. To date we had spent $37 of the expected $65 million of costs and have invested $19 of the expected $65 million in capital expenditures. The remaining amounts will be spent approximately evenly over the remaining 2 years of the project.

Regarding our balance sheet and liquidity as of December 31, 2021, we had net debt of $902 million with leverage of 3.3 times as calculated based on our debt covenants. Our cash and equivalents were $151 million and debt outstanding was $1.05 billion. Borrowing availability under the revolving credit facility was $365 million subject to certain loan covenants.

The term loan B financing for the Hunter transaction was very successful with commitments of over 6 times the amount borrowed allowing for an attractive initial interest rate of 3.25% and two, 25 basis point rate step downs tied to future reductions in leverage. This shows the credit markets support both the Hunter deal and Griffon’s overall strategy.

Mr Harris:

Moving on to guidance, on a continuing operations basis, excluding the contribution from Telephonics but including the contribution of Hunter through the remainder of this year, we expect revenue of $2.75 billion and segment adjusted EBITDA of $355 million for fiscal 2022. The EBITDA guidance excludes unallocated costs of $49 million and one-time charges of approximately $15 million related to the AMES initiative, as well as charges related to the proxy contest and Hunter related acquisition expenses.

Our guidance reflects that we continue to be on target with our initial guidance provided in the fourth quarter of $2.5 billion of revenue and $300 million of segment adjusted EBITDA, which excludes unallocated costs. The incremental Hunter contribution for the remaining 8 months of fiscal 2022 is expected to be $250 million of revenue and $55 million of EBITDA, excluding the effects of acquisition-related costs and purchase accounting. As a reminder, for the first full fiscal year of ownership, we expect Hunter to contribute $400 million of revenue and $90 million of EBITDA.

As Ron mentioned before, we expect to reach price-cost parity within the CPP and HBP segments by the end of the second quarter, which will result in margin expansion in the second half of the year.

Total capital expenditures for fiscal year 2022 are expected to be $70 million, which includes $25 million supporting the AMES initiative and approximately $5 million for the addition of Hunter. Depreciation and amortization is expected to be $72 million, of which $20 million is amortization. These are inclusive of $6

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million of depreciation and $11 million of amortization related to Hunter. Note the impact of Hunter on depreciation and amortization is subject to completion of purchase accounting analysis.

We expect to generate free cash flow in excess of net income, inclusive of the capital investments and other investments we are making at AMES.

As in prior years, we expect a similar pattern of cash flow, with significant cash usage in the first half followed by strong second half cash generation. As a result of the margin compression in the first quarter, and the timing of price/cost parity expected to be reached in the second half of the year, our first half cash usage will exceed historical levels.

We expect net interest expense, inclusive of the financing for Hunter, of approximately $83 million for fiscal 2022. This does not include the benefit of selling Telephonics and any related debt reduction.

Our expected normalized continuing operations tax rate, including Hunter, will be approximately 31%. As is always the case, geographic earnings mix and any legislative action, including new guidance on tax reform matters, may impact rates.

Now, I’ll turn the call back over to Ron.

Mr. Kramer:

Before we wrap up the call, I would like to summarize actions we have been taking with respect to our governance and, more broadly, the strengthening of our ESG focus and reporting in response to interest from our shareholders.

As I have mentioned earlier, each year we reach out to institutional shareholders to discuss their views on a variety of subjects, including our governance practices. Over the past five years, we have refreshed approximately half of our independent directors, adding diversity and relevant expertise to our Board to continue to build value for shareholders and support the company’s continued growth as we execute on our evolved strategy.

Our Board has adopted two amendments to our Certificate of Incorporation for submission to our shareholders at our 2022 annual meeting. The first amendment will declassify the Board over a three-year transition period beginning immediately after the amendment becomes effective. The second will reduce the percentage of voting power necessary to call a special meeting of shareholders. These amendments will become effective upon the approval of our shareholders at our 2022 annual meeting. Our Board has also undertaken a commitment to further diversify with an objective that, by 2025, 40% of our independent directors will be women or persons of color.

We are pleased to nominate one new director, Ms. Michelle L. Taylor, and three current directors – Mr. Louis J. Grabowsky, Mr. Robert F. Mehmel, and Ms. Cheryl L. Turnbull – to the Board this year. All four of

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this year’s board nominees have senior leadership experience and operations management skills. Additionally, three of the four are independent.

In addition, I am pleased to announce that we will be publishing our inaugural Griffon ESG report during this fiscal year. We expect this report will become an important new resource for investors seeking more detailed information about our ESG focus and the related actions that we have been taking within our businesses.

Overall, we expect the enhancements and refinements to our corporate governance practices and our ESG reporting will further align our interests with those of our shareholders and will contribute to maximizing long term shareholder value.

Mr. Kramer:

This quarter marks another pivotal period in our company’s history. During the quarter, we announced the acquisition of Hunter Fan Company, and closed on this transaction on January 24th. Hunter is the largest acquisition Griffon has ever completed, and one we believe will take our CPP segment to the next level. The response from Griffon investors and lenders has been overwhelmingly positive, as evidenced most recently by the extraordinarily strong response we saw when marketing our new Term Loan B facility to finance the transaction.

Hunter has strong strategic alignment with Griffon and we are the natural and logical owner of the business. Hunter fits Griffon’s operating model, our philosophy regarding partnering with our suppliers and satisfying our customers, our focus on leading brands and products, and our desire to continue to grow the company and improve our profitability. The timing is great as well, since Hunter will be able to slip-stream into the AMES initiative and will realize the benefits of our efforts.

It’s worthwhile to reflect for a moment on what we accomplished in the past which now enables us to take these exciting steps forward. We repositioned our portfolio back in 2018, divesting our capital-intensive Plastics business that we knew would be a challenge to grow and improve further under our ownership given our size and resources. We reallocated our resources at that time towards strengthening the AMES business through the acquisition of ClosetMaid, which broadened the AMES portfolio into home storage and organization products and strengthened our business with our key customers. During that time, we also added a critical array of new commercial products to our Clopay business with the acquisition of CornellCookson, which allowed the Clopay team to gain market leadership positions both in residential sectional doors and commercial rolling steel doors. The Clopay team continues to do a fantastic job, with the realization of additional sales and operational improvements, and the Clopay business is now well-positioned to continue to expand and diversify, leveraging its strong foundation and position as a market leader.

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After Griffon’s portfolio repositioning, our focus on improving profitability and cash flow generation resulted in the reduction of net leverage by three full turns in just three years. That leverage reduction gave us the opportunity to explore transformational acquisitions and we were able to execute on Hunter.

Our announced sale of Telephonics is another important step in Griffon’s continued process to increase shareholder value. When complete, we will be able to realize the value of this business and focus our resources to reduce our leverage and ultimately create optionality for more compelling, strategic actions.

Regarding our fiscal 2022 guidance, I will reiterate what I have said before. Supply chain disruptions, inflationary trends, and labor shortages will remain challenges for all of us. However, the strength of customer demand that we see, the strength of our brands, and the competitive differentiation we have with our products gives us confidence in our outlook.

In closing, I would like to recognize our global workforce, which continues to show exceptional dedication and perseverance under stubbornly challenging global circumstances. We appreciate the importance of their work in order to deliver our excellent results. Also, I would like to welcome the new members of our team from Hunter Fan Company to Griffon. We are looking forward to working with you and growing this great company together.

Operator, we are now ready for questions.

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Important Additional Information Regarding Proxy Solicitation

Griffon filed its proxy statement and associated WHITE proxy card with the U.S. Securities and Exchange Commission (the “SEC”) on December 30, 2021 in connection with the solicitation of proxies for Griffon’s 2022 Annual Meeting (the “Proxy Statement”). Shareholders as of the record date of December 28, 2021, are eligible to vote at the 2022 Annual Meeting. Griffon, its directors and certain of its executive officers will be participants in the solicitation of proxies from shareholders in respect of the 2022 Annual Meeting. Details concerning the nominees of Griffon’s Board of Directors for election at the 2022 Annual Meeting and information regarding the names of Griffon’s directors and executive officers and their respective interests in Griffon by security holdings or otherwise is set forth in Griffon’s Proxy Statement. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND SHAREHOLDERS OF THE COMPANY ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING THE PROXY STATEMENT AND ACCOMPANYING WHITE PROXY CARD, AND ANY SUPPLEMENTS THERETO, BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Investors and shareholders may obtain a copy of the Proxy Statement and other relevant documents filed by Griffon with the SEC free of charge from the SEC’s website, www.sec.gov, or by directing a request by mail to Griffon Corporation, Attention: Corporate Secretary, at 712 Fifth Avenue, New York, NY 10019, or by visiting the investor relations section of Griffon’s website, www.griffon.com.

Forward-looking Statements

“Safe Harbor” Statements under the Private Securities Litigation Reform Act of 1995: All statements related to, among other things, income (loss), earnings, cash flows, revenue, changes in operations, operating improvements, the impact of the Hunter Fan transaction, industries in which Griffon operates and the United States and global economies that are not historical are hereby identified as “forward-looking statements” and may be indicated by words or phrases such as “anticipates,” “supports,” “plans,” “projects,” “expects,” “believes,” “should,” “would,” “could,” “hope,” “forecast,” “management is of the opinion,” “may,” “will,” “estimates,” “intends,” “explores,” “opportunities,” the negative of these expressions, use of the future tense

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and similar words or phrases. Such forward-looking statements are subject to inherent risks and uncertainties that could cause actual results to differ materially from those expressed in any forward-looking statements. These risks and uncertainties include, among others: current economic conditions and uncertainties in the housing, credit and capital markets; Griffon’s ability to achieve expected savings from cost control, restructuring, integration and disposal initiatives; the ability to identify and successfully consummate, and integrate, value-adding acquisition opportunities (including, in particular, integration of the Hunter Fan acquisition); increasing competition and pricing pressures in the markets served by Griffon’s operating companies; the ability of Griffon’s operating companies to expand into new geographic and product markets, and to anticipate and meet customer demands for new products and product enhancements and innovations; reduced military spending by the government on projects for which Griffon’s Telephonics Corporation supplies products, including as a result of defense budget cuts or other government actions; the ability of the federal government to fund and conduct its operations; increases in the cost or lack of availability of raw materials such as resin, wood and steel, components or purchased finished goods, including any potential impact on costs or availability resulting from tariffs; changes in customer demand or loss of a material customer at one of Griffon’s operating companies; the potential impact of seasonal variations and uncertain weather patterns on certain of Griffon’s businesses; political events that could impact the worldwide economy; a downgrade in Griffon’s credit ratings; changes in international economic conditions including interest rate and currency exchange fluctuations; the reliance by certain of Griffon’s businesses on particular third party suppliers and manufacturers to meet customer demands; the relative mix of products and services offered by Griffon’s businesses, which impacts margins and operating efficiencies; short-term capacity constraints or prolonged excess capacity; unforeseen developments in contingencies, such as litigation, regulatory and environmental matters; unfavorable results of government agency contract audits of Telephonics Corporation; our strategy, future operations, prospects and the plans of our businesses, including the exploration of strategic alternatives for Telephonics Corporation; Griffon’s ability to adequately protect and maintain the validity of patent and other intellectual property rights; the cyclical nature of the businesses of certain of Griffon’s operating companies; possible terrorist threats and actions and their impact on the global economy; the impact of COVID-19 on the U.S. and the global economy, including business disruptions, reductions in employment and an increase in business and operating facility failures, specifically among our customers and suppliers; Griffon’s ability to service and refinance its debt; and the impact of recent and future legislative and regulatory changes, including, without limitation, changes in tax law. Such statements reflect the views of the Company with respect to future events and are subject to these and other risks, as previously disclosed in the Company’s Securities and Exchange Commission filings. Readers are cautioned not to place undue reliance on these forward-looking statements. These forward-looking statements speak only as of the date made. Griffon undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Contacts

Griffon Corporation
Brian G. Harris
ir@griffon.com
SVP & Chief Financial Officer
(212) 957-5000

Media
Gladstone Place Partners
Lauren Odell / Danielle Fornabaio
Griffon@gladstoneplace.com
212-230-5930

Investors
MacKenzie Partners
Dan Burch / Jeanne Carr
dburch@mackenziepartners.com

jcarr@mackenziepartners.com
1 800-322-2885

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